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                                                                   Exhibit 10.36

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                           LOAN AND SECURITY AGREEMENT

                                 BY AND BETWEEN

                                INHIBITEX, INC.,

                                   AS BORROWER

                                       AND

                              SILICON VALLEY BANK,

                                     AS BANK

                                FEBRUARY 11, 2003

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                           LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT dated February 11, 2003, between SILICON VALLEY BANK ("Bank"), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and having a loan production office at 3343 Peachtree Road, NE, Suite 312, Atlanta, Georgia 30326 and INHIBITEX, INC., a corporation organized and in good standing in the State of Delaware ("Borrower"), whose address is 1165 Sanctuary Parkway, Suite 400, Alpharetta, Georgia 30004 provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1.       ACCOUNTING AND OTHER TERMS

         Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document.

2.       LOAN AND TERMS OF PAYMENT

2.1      PROMISE TO PAY.

         Borrower promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1    TERM LOAN.

         (a) Bank will make a Term Loan available to Borrower. The Term Loan may be drawn down in installments (each an "Advance" and, collectively, the "Advances") which shall be available to Borrower through July 31, 2003 (the "Availability End Date"). Each Advance shall be in a minimum amount of $500,000 and the number of Advances is limited to five (5).

Interest accrues from the date of each Advance at the rate in Section 2.2(a) and is payable monthly. Advances outstanding on the Availability End Date are payable in thirty-six (36) equal monthly installments of principal, plus accrued interest, beginning on the 1st of each month commencing on August 1, 2003 and ending on July 1, 2006 (the "Maturity Date"). On the Maturity Date, or on such earlier date that the principal balance of the Advance is repaid or becomes due and payable (whether by acceleration, prepayment or otherwise), Borrower will pay an additional amount equal to three and one half percent (3.50%) of the original principal amount of such Advance.

         (b) All Advances shall be evidenced by the Term Note to be executed and delivered by Borrower to Bank on the Closing Date and shall be repaid in accordance with the terms of the Term Note. Advances when repaid may not be reborrowed.

         (c) To obtain an Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 3:00 p.m. Eastern time one (1) Business Day before the day on which the Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Request Form attached as Exhibit B (the "Payment/Advance Form"). Subject to the terms hereof, Bank will credit Advances to Borrower's deposit account on the date requested on the Request Form. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person who is a Responsible Officer. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

2.2      INTEREST RATE, PAYMENTS.

         (a) Interest Rate. Advances accrue interest on the outstanding principal balance thereof in accordance with the Term Loan Promissory Note at a per annum rate of the greater of (i) 1.75 percentage points above the Prime Rate as in effect on the date such Advance is made and (ii) six and one half percent (6.50%). After an Event of Default, Obligations accrue interest at five percent (5%) above the rate effective immediately before the Event of Default. The interest rate shall not increase or decrease when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

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         (b)      Payments. Interest due on the Advances is payable on the 1st of each month. Bank may debit upon Borrower's authorization Borrower's deposit account, Account Number _____________________________ for principal and interest payments owing. Bank will promptly notify Borrower when it debits Borrower's accounts. These debits are not a set-off and do not represent the exercise of a remedy. Payments received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.3 PREPAYMENT. Borrower has the right to prepay all or any portion of the principal of any Advance at any time; provided, however, that (i) Borrower provides irrevocable notice to Bank, in writing, of its election to prepay such Advance, at least fifteen (15) days prior to the date of such prepayment; (ii) on the date of prepayment, Borrower pays all accrued and unpaid interest on the principal amount prepaid; and (iii) on the date of prepayment, Borrower pays an amount (the "Prepayment Premium") equal to either (A) two percent (2%) of the principal amount prepaid, if the date of prepayment is made on or prior to the first anniversary of the date such Advance was made, or (B) one percent (1%) of the principal amount prepaid, if the date of prepayment is after the first anniversary but on or prior to the second anniversary of the date such Advance was made. Borrower shall pay the Prepayment Premium whether the prepayment of all or any portion of the principal of any Advance is voluntary or involuntary; provided, however, that no Prepayment Premium shall be payable to the extent Borrower prepays the Term Loan from the proceeds of a new loan provided by Bank.

2.4      FEES.

         Borrower will pay:

         (a) Facility Fee. A fee in the amount of Twenty-Two Thousand Five Hundred Dollars ($22,500), of which $10,000 has previously been paid, which fee shall be fully earned when paid and shall not be subject to rebate or refund in whole or in part for any reason.

         (b) Bank Expenses. All Bank Expenses (including reasonable attorneys' fees and reasonable expenses) incurred through and after the date of this Agreement, are payable when due.

2.5 ADDITIONAL COSTS. If any new law or regulation increases Bank's costs or reduces its income for any loan, Borrower will pay the increase in cost or reduction in income or additional expense; provided, however, that Borrower shall not be liable for any amount attributable to any period before 180 days prior to the date Bank notifies Borrower of such increased costs. Bank agrees that it will allocate any increased costs among its customers similarly affected in good faith and in a manner consistent with Bank's customary practice.

3.       CONDITIONS OF LOANS

3.1      CONDITIONS PRECEDENT TO CLOSING.

         (a) Bank's obligation to make the initial Advance is subject to the condition precedent that it receive the agreements, documents and fees it requires.

         (b) Bank must have received, reviewed and found reasonably satisfactory Borrower's audited financial statements for the fiscal year of Borrower ended December 31, 2001, and the interim unaudited financial statements for the month of December, 2002 and the year-to-date period ended December 31, 2002.

3.2      CONDITIONS PRECEDENT TO ALL ADVANCES.

         Bank's obligation to make each Advance, including the initial Advance, is subject to the following:

         (a)      timely receipt of any Payment/Advance Form;

         (b) since December 31, 2001, Borrower must have experienced no Material Adverse Change;

         (c) no Event of Default or event which, without notice, lapse of time or both, would constitute an Event of Default, may have occurred and be continuing, or result from the Advance;

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         (d)      the representations and warranties in Section 5 must be true on the date of the Payment/Advance Form and on the effective date of each Advance. Each Advance is Borrower's representation and warranty on that date that the representations and warranties of Section 5 remain true.

4.       CREATION OF SECURITY INTEREST

4.1      GRANT OF SECURITY INTEREST.

         Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower's duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. Bank upon the occurrence of any Event of Default, may place a "hold" on any deposit account of Borrower maintained with Bank. If this Agreement is terminated, Bank's lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

4.2      AUTHORIZATION TO FILE.

         Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions within the United States, as Bank deems appropriate, in order to perfect or protect Bank's interest in the Collateral. Bank agrees that it shall, upon the request of Borrower, following the termination of the Term Loan and the payment in full of the Obligations (a) terminate all such financing statements, (b) terminate any control agreement then in effect with respect to any account of Borrower that has been pledged to the Bank and (c) take such other action to evidence termination of the Bank's Liens as Borrower may reasonably request.

5.       REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants as follows:

5.1      DUE ORGANIZATION AND AUTHORIZATION.

         Borrower and each Subsidiary is duly existing and in good standing in the state of Delaware and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Change. Borrower and each Subsidiary's exact legal name are as set forth on the first page of this Agreement. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which, or by which it is bound, in which the default would reasonably be expected to cause a Material Adverse Change.

5.2      COLLATERAL.

         Borrower has good title to the Collateral, free of Liens except Permitted Liens. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has no notice of any actual or imminent Insolvency Proceeding of any account debtor. All Inventory is in all material respects of good and marketable quality, free from material defects.

5.3      LITIGATION.

         Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened by or against Borrower or any Subsidiary in which a likely adverse decision would reasonably be expected to cause a Material Adverse Change.

5.4      FINANCIAL STATEMENTS.

         All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations as of the date and for the period then ended. There has not been any Material Adverse Change in Borrower's consolidated financial condition since the date of the most recent consolidated financial statements submitted to Bank.

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5.5      SOLVENCY.

         The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement or any of the Loan Documents; and Borrower is able to pay its debts (including trade debts) as they mature; provided, however, that for purposes of this Agreement any obligation for the future redemption of a preferred stock is deemed not to constitute a liability or debt of Borrower until such time as the holder of such preferred stock gives notice of the exercise of such right of redemption.

5.6      REGULATORY COMPLIANCE.

         Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). To its knowledge, Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which would reasonably be expected to cause a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Change.

5.7      SUBSIDIARIES.

         Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8      FULL DISCLOSURE.

         No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results).

6.       AFFIRMATIVE COVENANTS

         Borrower will do all of the following for so long as Bank has an obligation to make any Advance, or there are outstanding Obligations:

6.1      GOVERNMENT COMPLIANCE.

         Borrower will maintain its and all Subsidiaries legal existence and good standing as a Registered Organization in only the State of Delaware and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower's business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which would reasonably be expected to cause a Material Adverse Change.

6.2      FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.

         (a) Borrower will deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during the period, certified by a Responsible Officer and in the form attached; (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP,

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consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) if securities of the Company are publicly traded, within five (5) days of filing, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that would result in damages or costs to Borrower or any Subsidiary of $250,000 or more; (v) as soon as available, but no later than forty-five (45) days after the last day of the Borrower's fiscal year, Borrower prepared operating budget for the fiscal year or other financial information Bank reasonably requests; and (vi) prompt notice of any material change in the composition of the Intellectual Property or knowledge of an event that materially adversely affects the value of the Intellectual Property.

         (b) Within thirty (30) days after the last day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C.

         (c) Bank has the right to audit Borrower's Collateral at Borrower's expense. Such audits will be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.

6.3      INVENTORY; RETURNS.

         Borrower will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower's customary practices as they exist at execution of this Agreement. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims, that involve more than $50,000.

6.4      TAXES.

         Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5      INSURANCE.

         Borrower will keep its business and the Collateral insured for risks and in amounts as the Board of Directors shall reasonably determine in good faith; provided, however, that the risks covered and the amount of coverage shall not be less than in effect on the date hereof. Insurance policies will be in a form and with companies as the Board of Directors of Borrower shall determine in good faith consistent with past practice. All property policies will have a lender's loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy. At Bank's request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank's option, be payable to Bank on account of the Obligations.

6.6      PRIMARY ACCOUNTS.

         Borrower will maintain its primary operating accounts with Bank.

6.7      FINANCIAL COVENANTS.

         For so long as there are any outstanding Advances, Borrower will maintain at all times in its depository or operating accounts with Bank a minimum of the greater of (i) Five Million Dollars ($5,000,000) of cash, cash equivalents or Short-term Investments and (ii) twenty five percent (25%) of the aggregate cash, cash equivalents and Short-term Investments held by Borrower at any financial institution; provided, however, that such amount shall be reduced by an amount equal to the insurance proceeds paid to Bank and applied to the Term Loan pursuant to Section 6.5 hereof provided that there shall be no such reduction of the deposit required by this Section 6.7 if, and for so long as, there then exists an Event of Default or any event or condition which, with notice, lapse of time or both, would constitute an Event of Default.

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6.8      FURTHER ASSURANCES.

         Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement.

6.9      CO-INVESTMENT RIGHT.

         Borrower hereby grants to Bank or Bank's affiliates (including, but not limited to, Silicon Valley Bancshares and Silicon Valley BancVentures, Inc.) the right to invest up to One Million Dollars ($1,000,000) in the next round of private equity financing led by a new lead investor (the "Subsequent Equity Financing") on the same terms, conditions and pricing offered to the investors in such Subsequent Equity Financing. Borrower shall provide Bank with written notice of the Subsequent Equity Financing (the "Equity Notice") at least ten
(10) business days after agreement to term sheet. The Equity Notice shall contain the general terms, conditions and pricing of such Subsequent Equity Financing and shall be delivered to Bank's General Counsel, 3003 Tasman Drive, HG 180, Santa Clara, CA 95054. Bank and Bank's affiliates shall have the right in their sole discretion to participate in such Subsequent Equity Financing by notifying Borrower within 10 days after receipt of Borrower's notice, and nothing herein shall be construed as creating an obligation on Bank and Bank's affiliates to participate in such Subsequent Equity Financing. The rights of Bank and its affiliates pursuant to this provision shall survive the termination of this Agreement.

7.       NEGATIVE COVENANTS

         Borrower will not do any of the following without Bank's prior written consent, for so long as Bank has an obligation to make Advances or there are any outstanding Obligations:

7.1      DISPOSITIONS.

         Convey, sell, lease, transfer or otherwise dispose of (collectively "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of the Collateral, except (i) at any time when a certificate of deposit has not been pledged to Lender as contemplated by the last paragraph of Section 8 hereof, for Transfers (a) of Inventory in the ordinary course of business; (b) of licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (c) of worn-out, obsolete or fully depreciated Equipment and (ii) at any time when a certificate of deposit has been pledged to Lender as contemplated by the last paragraph of
Section 8 hereof, Transfers which do not, in a single transaction or related series of transactions, constitute a transfer of more than 50% of the assets of the Borrower.

7.2      CHANGES IN BUSINESS, OWNERSHIP, MANAGEMENT OR BUSINESS LOCATIONS.

         Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its management of greater than thirty-three percent (33%) within a twelve (12) month period or have a change in its ownership of greater than thirty-three percent (33%) (other than by the sale of Borrower's equity securities in a public offering or to venture capital investors so long as Borrower identifies and advises Bank of the venture capital investors prior to the closing of the investment). Borrower will provide at least thirty (30) days prior written notice of any change in its state of formation, relocation of its chief executive office or addition of any new offices or business locations.

7.3      MERGERS OR ACQUISITIONS.

         Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement and (ii) such transaction would not result in a decrease of more than twenty five percent (25%) of Tangible Net Worth. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

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7.4      INDEBTEDNESS.

         Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5      ENCUMBRANCE.

         Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens.

7.6      DISTRIBUTIONS; INVESTMENTS.

         Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock (other than for repurchase of securities from employees of Borrower upon the death, disability, termination of employment or exercise of other buy-sell arrangements of such employee; provided, however, that the aggregate amount of such repurchases shall not exceed $250,000 in any fiscal year).

7.7      TRANSACTIONS WITH AFFILIATES.

         Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person and (ii) issuances by Borrower of equity securities or options, warrants or other rights exercisable or convertible into or exchangeable for common stock of Borrower.

7.8      SUBORDINATED DEBT.

         Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank's prior written consent.

7.9      COMPLIANCE.

         Become an "investment company" or a company controlled by an "investment company," under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation or noncompliance would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.       EVENTS OF DEFAULT

         Any one of the following is an Event of Default:

8.1      PAYMENT DEFAULT.

         If Borrower fails to pay any of the Obligations within five (5) days after their due date.

8.2      COVENANT DEFAULT.

         If Borrower does not perform any obligation in Section 6 or violates any covenant in Section 7 or if Borrower does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any failure to perform or observe, violation or default under a term, condition or covenant that can be cured, has not cured the default within ten (10) days after it comes to the attention of an officer of Borrower, or if the failure to perform or observe, violation or default under a term, condition or covenant cannot be cured within ten (10) days or cannot be cured after Borrower's attempts within such ten (10) day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than thirty

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(30) days) to attempt to cure the default. During the additional time, the failure to cure the default is not an Event of Default (but no Advances will be made during the cure period);

8.3      MATERIAL ADVERSE CHANGE.

         If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, or (ii) is a material impairment of Borrower's ability to repay the outstanding Obligations in their entirety or (iii) is a material impairment of the value or priority of Bank's security interests in the Collateral;

8.4      ATTACHMENT.

         If any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in thirty (30) days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within thirty
(30) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Advances will be made during the cure period);

8.5      INSOLVENCY.

         If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within sixty (60) days (but no Advances will be made before any Insolvency Proceeding is dismissed);

8.6      OTHER AGREEMENTS.

         If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $250,000 or that would cause a Material Adverse Change;

8.7      JUDGMENTS.

         If a money judgment(s) in the aggregate of at least $250,000 is rendered against Borrower and is unsatisfied and unstayed for thirty (30) days (but no Advances will be made before the judgment is stayed or satisfied);

8.8      MISREPRESENTATIONS.

         If Borrower or a Responsible Officer makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document;

8.9      SUBSIDIARIES.

         If any circumstance described in Sections 8.3, 8.4, 8.5 or 8.7 occurs to any Subsidiary of Borrower which results in a Material Adverse Change to Borrower and its Subsidiaries taken as a whole;

8.10     PREFERRED STOCK REDEMPTION.

         If one or more holders of preferred stock issued by Borrower give notice to Borrower of the exercise of a right of redemption and (i) the aggregate redemption price payable to all such holders would be greater than $2,500,000, or (ii) giving effect to such redemption, there would exist an Event of Default or any event or condition which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

         Borrower has the right to cure an Event of Default under Sections 6.3, 8.2, arising out of a failure to comply with the provisions of Sections 6.3, 6.7, 7.4, 7.5 (except with respect to the certificate of deposit pledged hereunder), 7.6 or 7.7, by pledging to Bank a certificate of deposit issued by Bank in a principal amount of one hundred and five percent (105%) of all outstanding Obligations, which has a term acceptable to Bank; provided, however, that Bank shall have no obligation to make any further Advances so long as such Event of Default exists or would exist in the absence of the pledged certificate of deposit and Borrower shall have no obligation to comply with (x) any of the covenants set forth in Sections 6.3, 6.7, 7.4, 7.5 (except with respect to the certificate of deposit pledged hereunder), 7.6 or 7.7 or (y) commencing 91 days after the date such certificate of deposit is pledged to the Bank and provided that no Event of Default has occurred under Section 8.5 hereof prior to the end of such 91 day period, the last 3 sentences of Section 6.5, in each case for so long as this cure is in effect. If following the pledge of a certificate of deposit in accordance with this paragraph there then exist no Events of Default (other than the Events of Default that were cured by the pledge of such certificate of deposit), Bank agree that it shall, upon the written request of Borrower, rescind any notice of exclusive control that Bank has given with respect to any account of Borrower as a result of such cured Events of Default.

9.       BANK'S RIGHTS AND REMEDIES

9.1      RIGHTS AND REMEDIES.

         When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

         (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

         (b) Stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

         (c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

         (d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

         (e) Apply to the Obligations any (i) balances and deposits of Borrower with Bank or its Affiliate it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

         (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's rights in its labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit; provided, however, that (i) Bank shall act in good faith to preserve the value of any property it shall use pursuant to such license or right in the exercise of its remedies hereunder, and (ii) upon the completion of the sale of all collateral by Bank and the completion by Bank of its exercise of its remedies hereunder, such license shall terminate);

         (g)      Dispose of the Collateral according to the Code; and

         (h) Bank may place a "hold" on any account maintained with Bank and deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral, provided that Bank agrees that it will not deliver a notice of exclusive control, any entitlement order, or other direction or instructions pursuant to any control agreement or similar agreement providing control of any Collateral unless an Event of Default occurs and continues.

9.2      POWER OF ATTORNEY.

         Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower's name on any checks or other forms of payment or security; (ii) sign Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower's insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank's appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Advances terminates.

9.3      ACCOUNTS COLLECTION.

         When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank's security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4      BANK EXPENSES.

         If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

9.5      BANK'S LIABILITY FOR COLLATERAL.

         If Bank complies with reasonable banking practices and the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6      REMEDIES CUMULATIVE.

         Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7      DEMAND WAIVER.

         Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.      NOTICES

         All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement, and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by overnight delivery service, one Business Day after delivery to such courier properly addressed; (c) if by certified U.S. Mail, four Business Days after depositing in the United States mail, with postage prepaid and properly addressed; or (d) if delivered by telefacsimile, on the date of transmission if confirmed and if transmitted on a Business Day before 4:00 p.m. (eastern time) or, if not, on the next succeeding Business Day. A party may change its notice address by giving the other party written notice.

11.      CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

         Georgia law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in the State of Georgia provided, however, that if for any reason the Bank can not avail itself of the courts of the State of Georgia, the Borrower and Bank each submit to the jurisdiction of the State and Federal Courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.      GENERAL PROVISIONS

12.1     SUCCESSORS AND ASSIGNS.

         This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement.

12.2     INDEMNIFICATION.

         Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses or Bank Expenses caused by Bank's gross negligence or willful misconduct.

12.3     TIME OF ESSENCE.

         Time is of the essence for the performance of all obligations in this Agreement.

12.4     SEVERABILITY OF PROVISION.

         Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5     AMENDMENTS IN WRITING, INTEGRATION.

         All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6     COUNTERPARTS.

         This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7     SURVIVAL.

         All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8     CONFIDENTIALITY.

         In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank's subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order after notice to Borrower and provided that such disclosure is subject to a protective order, if one is available, (iv) as required in connection with Bank's examination or audit and (v) as Bank reasonably considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, unless that third party is permitted to disclose the information.

12.9     ATTORNEYS' FEES, COSTS AND EXPENSES.

         In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys' fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.10    EFFECTIVE DATE.

         Notwithstanding anything set forth in this Agreement or any Loan Document to the contrary, this Agreement and all of the Loan Documents shall not be effective until the date on which the Bank executes this Agreement as indicated on the signature page to this Agreement.

13.      DEFINITIONS

13.1     DEFINITIONS.

         In this Agreement:

         "ACCOUNTS" has the meaning set forth in the Code and includes all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

         "ADVANCE" or "ADVANCES" has the meaning set forth in Section 2.1.1.

         "AFFILIATE" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

         "BANK EXPENSES" are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings); provided, however, attorneys' fees and expenses incurred in connection with the preparation and negotiation of the Loan Documents in excess of $25,000 shall be deemed not to be Bank Expenses.

         "BORROWER'S BOOKS" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

         "BUSINESS DAY" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

         "CLOSING DATE" is the date of this Agreement.

         "CODE" is the Uniform Commercial Code, in effect in the State of Georgia as in effect from time to time.

         "COLLATERAL" is the property described on Exhibit A.

         "CONTINGENT OBLIGATION" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

         "COPYRIGHTS" are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

         "CREDIT EXTENSION" is each Advance, the Term Loan, or any other extension of credit by Bank for Borrower's benefit pursuant hereto.

         "EQUIPMENT" has the meaning set forth in the Code and includes is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

         "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

         "EVENT OF DEFAULT" has the meaning set forth in Section 8.

         "GAAP" is United States generally accepted accounting principles.

         "INDEBTEDNESS" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

         "INSOLVENCY PROCEEDING" are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

         "INTELLECTUAL PROPERTY" is defined on Exhibit A.

         "INTEREST RATE" has the meaning set forth in Section 2.2.

         "INVENTORY" has the meaning set forth in the Code and includes is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other Proceeds from the sale or disposition of any of the foregoing and any documents of title.

         "INVESTMENT" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

         "LIEN" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

         "LOAN DOCUMENTS" are, collectively, this Agreement, the Term Loan Promissory Note, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

         "MATERIAL ADVERSE CHANGE" has the meaning set forth in Section 8.3.

         "MATURITY DATE" is defined in Section 2.1.1.

         "OBLIGATIONS" are Advances under the Term Loan, interest, Bank Expenses and other amounts Borrower owes Bank, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

         "PATENTS" are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

         "PERMITTED INDEBTEDNESS" is:

         (a) Borrower's indebtedness to Bank under this Agreement or any other Loan Document;

         (b) Indebtedness existing on the Closing Date and shown on the Schedule;

         (c)      Subordinated Debt;

         (d) Indebtedness to trade creditors incurred in the ordinary course of business; and

         (e)      Indebtedness secured by Permitted Liens.

         "PERMITTED INVESTMENTS" are:

         (a) Investments shown on the Schedule and existing on the Closing Date; and

         (b) Investments made in accordance with Borrower's Investment Policy in effect from time to time, a copy of the current policy being attached hereto as Exhibit D, which policy may not be revised without the consent of the Bank, which consent shall not be unreasonably withheld;

         (c) Any other investments in the aggregate amount of not more than $1,000,000; and

         (d) Investments in any Subsidiary of Borrower, whether currently existing or hereafter formed; provided, however, that at the time such investment is made (i) there exists no default or Event of Default, (ii) the stock or other equity interests of such Subsidiary have been pledged to Bank as security for the Obligations on terms and conditions satisfactory to Bank; (iii) such Subsidiary shall have guaranteed the Obligations on terms and conditions satisfactory to Bank; and (iv) Bank shall have been granted a first priority perfected security interest on all of the assets (other than Intellectual Property) of such Subsidiary on terms and conditions satisfactory to Bank.

         "PERMITTED LIENS" are:

         (a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

         (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's security interests;

         (c) Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the Proceeds of the equipment;

         (d) Liens associated with licenses or sublicenses granted by Borrower in the ordinary course of business and not otherwise prohibited by this Agreement, if such liens have no priority over any of Bank's security interests;

         (e) Liens associated with licenses or sublicenses granted to Borrower in the ordinary course of Borrower's business in connection with Borrower's leased premises or leased property if such liens have no priority over any of Bank's security interests;

         (f) Leases or subleases granted in the ordinary course of Borrower's business, including in connection with Borrower's leased premises or leased property;

         (g) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

         "PERSON" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

         "PREPAYMENT PREMIUM" has the meaning set forth in Section 2.3.

         "PROCEEDS" has the meaning described in the Code as in effect from time to time.

         "PRIME RATE" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

         "REGISTERED ORGANIZATION" means an organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the organization to have been organized.

         "RESPONSIBLE OFFICER" is each of the Chief Executive Officer, the President, the Chief Financial Officer, Director of Accounting and the Controller of Borrower.

         "SCHEDULE" is any attached schedule of exceptions.

         "SHORT-TERM INVESTMENTS" has the meaning set forth in Exhibit D.

         "SUBORDINATED DEBT" is debt incurred by Borrower subordinated to Borrower's indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

         "SUBSIDIARY" is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

         "SUPPORTING OBLIGATION" means a Letter-of-credit right, secondary obligation or obligation of a secondary obligor or that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument or investment property.

         "TANGIBLE NET WORTH" is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities.

         "TERM LOAN" is a loan of up to Two Million Five Hundred Thousand Dollars ($2,500,000).

         "TERM LOAN PROMISSORY NOTE" is that certain Term Loan Promissory Note of even date herewith in the maximum principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) from Borrower in favor of Bank, together with all renewals, amendments, modifications and substitutions, therefor.

         "TOTAL LIABILITIES" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

         "TRADEMARKS" are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Borrower connected with the trademarks.

                    [Signatures appear on the following page]

BORROWER:

INHIBITEX, INC.

By: /s/ Russell Plumb
    --------------------------------
    Name: Russell Plumb
    Title: VP and CFO

BANK:

SILICON VALLEY BANK

By: /s/ Chris Jones
    --------------------------------
    Name: Chris Jones
    Title: SVP
    Silicon Valley Bank has executed this Agreement this __ day of February,
    2003.

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